Exhibit 99.1

Calgon Carbon Announces Second Quarter 2016 Results

  Board Declares Dividend of $0.05 per Share
  Q2 2016 Results:
    Net sales totaled $132.6 million; an increase of 10.3% from first quarter 2016 net sales of $120.2 million
    Gross margin (before depreciation and amortization) was 33.9%
    Selling, administrative and research expense includes $1.3 million of transaction-related costs attributable to the Company’s planned acquisition of CECA’s activated carbon and filter aid business
    Selling, administrative and research expense includes $0.7 million of pension plan settlement charges
    Fully diluted EPS was $0.15

PITTSBURGH--(BUSINESS WIRE)--August 5, 2016--Calgon Carbon Corporation (NYSE: CCC) announced results for the second quarter ended June 30, 2016.

Net sales for the second quarter of 2016 were $132.6 million, as compared to $135.5 million for the comparable period in 2015. Currency translation had an immaterial impact on sales for the second quarter 2016. Compared to reported 2016 first quarter net sales of $120.2 million, second quarter 2016 sales increased sequentially by $12.4 million, or 10.3%.

Income from operations for the second quarter of 2016 was $12.2 million versus $19.8 million for the second quarter of 2015. Net income was $7.9 million for the second quarter of 2016 versus $12.6 million for the comparable period in 2015. On a fully diluted share basis, net income per common share for the second quarter of 2016 was $0.15 compared to $0.24 reported for the second quarter of 2015.

Second quarter 2016 income from operations includes $1.3 million of transaction-related costs attributable to the Company’s planned acquisition of the European activated carbon and filter aid business of CECA (a subsidiary of the Arkema Group) and $0.7 million of pension plan settlement charges.

For the second quarter of 2016, sales for the Activated Carbon and Service segment declined to $121.1 million as compared to $123.6 million for the same period a year ago. Potable water and specialty market sales were higher across all geographic regions. These increases were slightly more than offset by lower sales of powdered activated carbon for treating coal-fired power plant mercury emissions in North America, and lower sales to industrial and food market customers across all geographic regions. Compared to reported 2016 first quarter sales of $106.2 million, second quarter 2016 Activated Carbon and Service segment sales increased $14.9 million, or 14%, as quarterly sales improved sequentially across most end markets, with a particularly strong improvement in the North American potable water market.

Equipment segment sales in the second quarter of 2016 were $8.8 million compared to $9.6 million for the same period a year ago. Higher sales of carbon adsorption equipment were more than offset by lower ballast water treatment system sales.

Sales in the Consumer segment increased to $2.6 million in the second quarter of 2016 compared to $2.2 million in last year’s second quarter due to higher sales of carbon cloth for defense applications.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the second quarter of 2016 was 33.9%, compared to 37.5% reported for the second quarter of 2015. The decrease in the margin percentage was primarily due to a decline in the volume of higher margin products. In addition, the 2015 second quarter included a $1.2 million, or an approximate one percentage point benefit, related to an import duty refund in conjunction with the Trade Preferences Extension Act of 2015.

Selling, administrative and research expense for the second quarter of 2016 was $23.3 million versus $22.6 million in last year’s second quarter. The increase is primarily due to the previously mentioned $1.3 million of costs related to the planned business acquisition and $0.7 million of pension plan settlement charges. These increases were partially offset by a decrease in expenses incurred in last year’s second quarter related to the Company’s SAP re-implementation project that was completed last year.

On August 3, 2016, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on September 15, 2016, to shareholders of record on September 2, 2016.

Commenting on the Company’s second quarter results, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer said, “Considering the softness we anticipated in certain of our end markets in the second quarter, we delivered solid overall financial results highlighted by revenues at the high end of our expectations. The diversity of our product solutions and end markets, combined with our ongoing commitment to reducing costs and increasing efficiency across our expanding global platform, were key contributors to this performance.

“While generating year-over-year revenue growth in the current economic environment is proving to be challenging, we continue focusing our efforts and investments on activities that will strengthen our core global franchise, improve our profitability and cash flow, and enhance shareholder value.

“Notably, I’m pleased to report that CECA has completed the works council consultation process and that we signed the definitive purchase agreement related to our planned acquisition of the European wood-based activated carbon and filter aid business of Arkema Group. We remain on track to close the transaction in the fourth quarter and continue to expect it to be accretive to earnings in 2017 by $0.08 to $0.11 per diluted share, excluding any purchase accounting impacts – and to add incremental value thereafter.

“In addition, we are today announcing the establishment of an additional cost improvement program expected to generate savings of more than $10 million, a majority of which are expected to be realized in 2017. This brings the total targeted annual cost and efficiency improvements from the inception of our multi-phased cost improvement program that we commenced in 2012 to more than $60 million,” concluded Mr. Dearth.

Conference Call and Webcast Details

The Company will be hosting a live conference call and webcast this morning at 9:00 a.m. Eastern Time to discuss its second quarter 2016 financial results.

To listen to, or participate in, the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 50723047.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through August 19, 2016, at midnight Eastern Time. To listen to the re-broadcast, please phone 800-585-8367 or +1 404-537-3406. The ID for the replay is also 50723047.

The webcast is being hosted by NASDAQ OMX and can be accessed on Calgon Carbon’s website at www.calgoncarbon.com on the investor home page.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs more than 1,100 people at 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding the planned acquisition of the assets and business of the wood-based activated carbon, reactivation and mineral-based filter aid business of CECA, a subsidiary of Arkema Group (the Activated Carbon and Filter Aid Business), future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included herein pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein, including, without limitation, the Company’s ability to successfully complete the acquisition of the Activated Carbon and Filter Aid Business, including satisfying the various closing conditions and the Company’s ability to successfully integrate the Activated Carbon and Filter Aid Business and achieve the expected results of the acquisition, including any expected synergies and the expected accretion to earnings. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Some of the factors that could affect future performance of the Company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recent Annual Report. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Sales	$132,597	$135,452	$252,796	$271,155

Cost of Products Sold (Excluding Depreciation and Amortization)	87,663	84,614	166,122	171,832

Depreciation and Amortization	9,461	8,463	18,236	17,164

Selling, Administrative & Research	23,302	22,580	47,804	45,074

	120,426	115,657	232,162	234,070

Income from Operations	12,171	19,795	20,634	37,085

Interest Expense - Net	(199)	(81)	(526)	(201)

Other Income (Expense) - Net	(20)	(603)	203	(1,151)

Income Before Income Tax Provision	11,952	19,111	20,311	35,733

Income Tax Provision	4,056	6,531	6,957	12,092

Net Income	7,896	12,580	13,354	23,641

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(3,408)	3,324	(311)	(6,972)
Defined Benefit Pension Plans	739	147	1,263	957
Derivatives	1	(362)	(789)	(118)

Comprehensive Income	$5,228	$15,689	$13,517	$17,508

Net Income per Common Share
Basic	$.16	$.24	$.27	$.45
Diluted	$.15	$.24	$.26	$.44

Dividends per Common Share	$.05	$.05	$.10	$.10

Weighted Average Shares Outstanding (Thousands)
Basic	50,225	52,314	50,267	52,382
Diluted	50,987	53,179	51,014	53,254

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	2Q16	2Q15	YTD 2016	YTD 2015
Segment Sales

Activated Carbon and Service	$121,121	$123,567	$227,357	$246,314
Equipment	8,832	9,636	20,310	20,344
Consumer	2,644	2,249	5,129	4,497

Net Sales	$132,597	$135,452	$252,796	$271,155

	2Q16	2Q15	YTD 2016	YTD 2015
Segment Operating Income (loss)*

Activated Carbon and Service	$21,910	$27,259	$38,703	$53,149
Equipment	(836)	395	(958)	(52)
Consumer	558	604	1,125	1,152

Income from Operations *	$21,632	$28,258	$38,870	$54,249

*Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015

Assets

Current assets:

Cash and cash equivalents	$51,240	$53,629

Receivables	95,948	96,674

Inventories	123,142	110,364

Other current assets	42,184	47,058

Total current assets	312,514	307,725

Property, plant and equipment, net	308,581	311,019

Other assets	37,246	37,774

Total assets	$658,341	$656,518

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$7,500	$7,500

Other current liabilities	75,485	73,141

Total current liabilities	82,985	80,641

Long-term debt	101,633	103,941

Other liabilities	77,680	77,945

Total liabilities	262,298	262,527

Total stockholders' equity	396,043	393,991

Total liabilities and stockholders' equity	$658,341	$656,518

CONTACT:
Calgon Carbon Corporation
Dan Crookshank
Director – Investor Relations
412-787-6795
dcrookshank@calgoncarbon.com